EXHIBIT 10.1
HURON CONSULTING GROUP INC.
2012 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made and entered into as of October 1, 2021 (the “Date of Grant”), by and between Huron Consulting Group Inc., a Delaware corporation (“Huron”), and you (the “Recipient”).
WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has approved the grant to Recipient of Restricted Stock Units pursuant to the Huron Consulting Group Inc. 2012 Omnibus Incentive Plan (the “Plan”) as set forth below (which award shall constitute the grant of a Full Value Award);
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
1.Definitions. Capitalized terms which are not defined herein shall have the meaning set forth in the Plan. In addition, the Recipient’s “Termination Date” is the date on which his or her employment with Huron and its Affiliates (collectively, the “Company”) terminates for any reason.
2.Grant of Restricted Stock Units. Huron hereby grants to Recipient a number of Restricted Stock Units (the “RSUs”), subject to all of the terms and conditions of this Agreement and the Plan. The Recipient’s grant details, including the number of RSUs granted, vesting schedule and expiration date, are reflected in the Recipient’s Fidelity NetBenefits account.
3.Vesting of Restricted Stock Units. All RSUs shall be unvested unless and until they become vested RSUs in accordance with this Section 3. Except as otherwise provided below, the RSUs shall become “Vested RSUs” in accordance with the schedule reflected in the Recipient’s Fidelity NetBenefits account for this grant of RSUs; provided, however, that in order for the shares of RSUs to become Vested RSUs, the Recipient must be employed by Huron or one of its Affiliates as of the applicable date that the RSUs are to become Vested RSUs (each a “Vesting Date”) except as specifically provided in the Plan or in an Alternative Agreement in effect on the Date of Grant. On the Recipient’s death, being Disabled (as defined in the Plan) or Retirement (as defined in the Plan), the RSUs shall be treated as provided under Section 8(b) of the Plan. Subject to the foregoing, any RSUs which are not Vested RSUs on the Recipient’s Termination Date shall be forfeited and cancelled and the Recipient shall have no further rights with respect to such RSUs.
4.Issuance of Common Stock.

a.As soon as practicable following each Vesting Date (but in no event later than thirty (30) days after the Vesting Date occurs), Recipient shall be issued one share of Common Stock in settlement of each RSU earned in accordance with Section 3.
b.Recipient’s grant details with respect to RSUs issued hereunder, including the number of RSUs granted and vesting schedule, shall be reflected in Recipient’s Fidelity NetBenefits account. Any shares of Common Stock issued may be evidenced by stock certificates, at the request of Recipient, which certificates shall be registered in the name of Recipient and delivered to Recipient within five (5) days of such request.
5.Restrictions on Transfer. Except by will or the laws of descent and distribution, Recipient may not sell, assign, pledge or transfer or otherwise dispose of Recipient’s RSUs or any rights under or with respect to the RSUs. The rights of Recipient with respect to the RSUs shall not be subject to the claims of creditors of Recipient.
6.Adjustment of Award. The number and type of RSUs or shares awarded pursuant to this Agreement shall be adjusted by the Committee in accordance with the Plan to reflect certain corporate transactions which affect the number, type or value of Common Stock.
7.Undertakings by Recipient. Recipient hereby agrees to take whatever additional actions and execute whatever additional documents the Committee may, in its discretion, deem necessary or advisable in order to carry out or affect one or more of the obligations or restrictions imposed on Recipient pursuant to the express provisions of this Agreement and the Plan.
8.Rights as a Stockholder. Recipient shall not be a stockholder of Huron unless and until shares of Common Stock are issued in settlement of the RSUs and are registered in Recipient’s name in accordance with the terms of this Agreement. Huron shall hold in escrow all dividends, if any, that are paid with respect to the RSUs until shares have been issued in respect of such RSUs and all restrictions on such shares have lapsed. Recipient agrees that the RSUs shall not have any voting rights.
9.Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited within the United States Post Office, postage prepaid, addressed, as appropriate, to Huron at its principal offices, to Recipient at Recipient’s address as last known by Huron or, in either case, such other address as one party may designate in writing to the other.
10.Securities Laws Requirements. Huron shall not be obligated to transfer any shares of Common Stock from Recipient to another party if such transfer, in the opinion of counsel for Huron, would violate the Securities Act of 1933, as amended from time to time (or any other federal or state statutes having similar requirements as may be in effect at that time). Further, Huron may require as a condition of transfer of any shares of Common Stock in settlement of the RSUs that Recipient furnish a written representation that Recipient is holding the shares for investment and not with a view to resale or distribution to the public.

11.Protections Against Violations of Restricted Stock Unit Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the RSUs by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the By-Laws of Huron, shall be valid and Huron will not transfer any of said RSUs on its books nor will any of said RSUs or shares issued in respect of such RSUs be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of Huron. The RSUs do not constitute shares of Common Stock and Recipient shall not, as a result of this Agreement, be a stockholder of Huron. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
12.Taxes. The award hereunder and any payments or distributions pursuant to the award are subject to withholding of all applicable taxes. Recipient understands that Recipient (and not Huron or any of its Affiliates) shall be responsible for any tax obligations that may arise as a result of the transactions contemplated by this Agreement and shall pay to Huron the amount determined by Huron to be such tax obligation at the time such tax obligation arises. Recipient agrees to indemnify and hold Huron harmless from any tax liabilities resulting from Recipient’s receipt of stock under this Agreement. If Recipient fails to make such payment, the number of shares of stock necessary to satisfy the tax obligations shall be withheld from any distribution or vesting of shares hereunder and shall be used to satisfy Recipient’s withholding obligations. Without limiting the generality of the foregoing, Huron has the right, but is not obligated, to withhold any shares of Common Stock or cash to satisfy any applicable withholding taxes required by law, to the extent that Huron determines it is required to do so by law.
13.Failure to Enforce Not a Waiver. The failure of Huron to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
14.Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.
15.Amendment and Termination. The Board of Directors may at any time amend or terminate the Plan, provided that, in the absence of written consent to the change by the Recipient, no such amendment or termination may reduce the rights of the Recipient hereunder. Certain adjustments and amendments shall not be subject to the foregoing limitations as described in the Plan.
16.Administration. Subject to Section 5 of the Plan, the authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to the award hereunder and this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement are final and binding on all persons.

17.Survival of Terms. This Agreement shall apply to and bind Recipient and Huron and their respective permitted assignees and transferees, heirs, legatees, executors, administrators, and legal successors.
18.Agreement Not a Contract for Services. Neither the grant of RSUs nor the issuance of shares of Common Stock pursuant to this Agreement or any other action taken pursuant to this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that Recipient has a right to continue to provide services as an officer, director, employee or consultant of the Company for any period of time or at any specific rate of compensation or to any right or claim to any benefit under the Plan or this Agreement.
19.Severability. If a provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions will nonetheless be enforceable according to their terms. Further, if any provision is held to be overbroad as written, that provision shall be amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and enforced as amended.
20.Incorporation of Plan; Acknowledgement. The Plan is hereby incorporated herein by reference and made a part hereof and the RSUs and this Agreement are subject to all terms and conditions of the Plan. In the event of any inconsistency between the Plan terms and conditions and this Agreement, the provisions of the Plan shall govern. By signing a copy of this Agreement, Recipient acknowledges having received and read a copy of the Plan.
21.Code Section 409A.
a.The Plan and the Awards granted hereunder are intended to be exempt from or comply with the requirements set forth in Code Section 409A, and any regulations and rulings thereunder, so as to avoid the imposition of excise taxes and other penalties under Code Section 409A. In the event that participation in the Plan would subject Recipient to Code Section 409A excise taxes or penalties, the Company and Recipient shall cooperate to amend the terms of the Award to avoid, insofar as possible, such Code Section 409A penalties while minimizing any material and adverse impact of any such amendment upon the economic, tax or accounting implications of the Plan to the Company. For purposes of the Plan, Recipient’s termination of employment with the Company, whether voluntary or involuntary, shall be determined by the Committee in accordance with the requirements of Treasury Regulation Section 1.409A-1(h) which defines “separation from service”. Recipient’s right to receive installment payments pursuant to the terms of the Agreement shall be treated as a right to receive a series of separate and distinct payments. No action or failure by the Company in good faith to act pursuant to this Section 22 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect Recipient from the obligation to pay any taxes pursuant to Section 409A.

b.Notwithstanding any provision contained in this Agreement to the contrary, if (i) any payment hereunder is subject to Section 409A of the Code, (ii) such payment is to be paid on account of Recipient’s separation from service or termination of employment (within the meaning of Section 409A of the Code) and (iii) Recipient is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then such payment shall be delayed, if necessary, until the first day of the seventh month following Recipient’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement).
22.Execution of Award Agreement. The award granted to the Recipient pursuant to this Agreement shall be subject to the Recipient’s execution and return of this Agreement to Huron or its designee (including by electronic means) and if this Agreement is not so executed and returned prior to the first date on which RSUs become Vested RSUs, the award shall be forfeited in its entirety.
The parties hereto have executed and delivered this Restricted Stock Agreement as of October 1, 2021.

HURON CONSULTING GROUP INC.